                                                Filed Pursuant to Rule 424(B)(2)
                                                      Registration No. 333-63049


PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED SEPTEMBER 15, 1998)

                                  $100,000,000
                               RYDER SYSTEM, INC.

                         6.60% SERIES P NOTES DUE 2005

(RYDER LOGO)

                               ------------------

     The Series P Notes will mature on November 15, 2005. Interest on the Series P Notes is payable semiannually on May 15 and November 15 beginning May 15, 1999. The Series P Notes may not be redeemed prior to maturity.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               ------------------

                                                             PER SERIES P NOTE           TOTAL
                                                             -----------------        -----------
Public Offering Price                                             99.966%             $99,966,000
Underwriting Discount                                               .625%             $   625,000
Proceeds to Ryder System, Inc. (before expenses)                  99.341%             $99,341,000

     Interest on the Series P Notes will accrue from November 13, 1998 to date of delivery.

                               ------------------

     The underwriters are offering the Series P Notes subject to various conditions. The underwriters expect to deliver the Series P Notes to purchasers on or about November 13, 1998.

                               ------------------

SALOMON SMITH BARNEY
            MORGAN STANLEY DEAN WITTER
                        MERRILL LYNCH & CO.
                                    J.P. MORGAN & CO.
                                              BLAYLOCK & PARTNERS, L.P.

November 9, 1998

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.

                               ------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
PROSPECTUS SUPPLEMENT
Ratio of Earnings to Fixed Charges..........................  S-3
Description of the Series P Notes...........................  S-3
Underwriting................................................  S-4
PROSPECTUS
Available Information.......................................    2
Incorporation of Certain Documents by Reference.............    2
Ryder System, Inc. .........................................    3
Use of Proceeds.............................................    3
Ratio of Earnings to Fixed Charges..........................    3
Description of Debt Securities..............................    4
Plan of Distribution........................................   11
Experts.....................................................   12
Legal Opinions..............................................   12

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges for Ryder System, Inc. (the "Company") and its subsidiaries, whether or not consolidated, for the periods indicated. For purposes of computing the ratio of earnings to fixed charges, fixed charges consist of interest expense plus interest capitalized and that portion (one third) of rental expense considered to be interest. Earnings are computed by adding fixed charges, except interest capitalized, to earnings from continuing operations before income taxes. Prior period ratios have been restated to exclude discontinued operations.

                                                                  NINE MONTHS
                                                              ENDED SEPTEMBER 30,
                                                              --------------------
                                                              1998            1997
                                                              ----            ----
Ratio of earnings to fixed charges                            1.90            1.90

                       DESCRIPTION OF THE SERIES P NOTES

GENERAL

     The Series P Notes are a series of Debt Securities described in the accompanying Prospectus and will be limited to $100,000,000 aggregate principal amount and will mature on November 15, 2005. Reference should be made to the accompanying Prospectus for a detailed summary of additional provisions of the Series P Notes and of the Indenture under which the Series P Notes are issued. References hereafter in this Prospectus Supplement to the Indenture also refer to the First and Second Supplemental Indentures, between the Company and the Trustee, dated as of November 15, 1990, and June 24, 1992, respectively.

INTEREST

     Except as otherwise provided in the Indenture, interest on the Series P Notes as set forth on the cover page of this Prospectus Supplement will accrue from November 13, 1998 and is to be payable semi-annually on May 15 and November 15 to the persons in whose names the Series P Notes are registered at the close of business on the next preceding May 1 and November 1.

REDEMPTION

     The Series P Notes may not be redeemed prior to maturity.

BOOK-ENTRY SYSTEM

     The Series P Notes initially will be represented by one or more global securities (the "Global Securities") deposited with The Depository Trust Company ("DTC") and registered in the name of a nominee of DTC. Except as set forth below, the Series P Notes will be available for purchase in denominations of $1,000 and integral multiples thereof in book-entry form only. The term "Depositary" refers to DTC or any successor depository.

     DTC has advised the Company and the Underwriters as follows: DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of persons who have accounts with DTC ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations, some of which (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     Upon the issuance by the Company of the Series P Notes represented by the Global Securities, the Depositary or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the Series P Notes represented by such Global Securities to the accounts of participants. The accounts to be credited shall be designated by the Underwriters. Ownership of beneficial interests in Series P Notes represented by Global Securities will be limited to participants or persons that hold interests through participants. Ownership of such beneficial interests in the Series P Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary (with respect to interests of participants in the Depositary), or by participants in the Depositary or persons that may hold interests through such participants (with respect to persons other than participants in the Depositary). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in Series P Notes represented by Global Securities.

     Neither the Company, the Trustee, any Paying Agent nor the Registrar for the Series P Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Series P Notes represented by such Global Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     A further description of the Depositary's procedure with respect to Global Securities representing Book-Entry Notes is set forth in the accompanying Prospectus under "Description of Debt Securities -- Global Securities." The Depositary has confirmed to the Company, the Agents and the Trustee that it intends to follow such procedures.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement, the Company has agreed to sell to each of the Underwriters named below, and each of the Underwriters has severally agreed to purchase the principal amount of Series P Notes set forth opposite its name below.

                                                               PRINCIPAL
                                                                 AMOUNT
                    NAME OF UNDERWRITER                         OF NOTES
------------------------------------------------------------  ------------
Salomon Smith Barney Inc. ..................................  $ 54,500,000
Morgan Stanley & Co. Incorporated...........................    14,500,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated..........    14,500,000
J.P. Morgan Securities Inc. ................................    14,500,000
Blaylock & Partners, L.P. ..................................     2,000,000
                                                              ------------
          Total.............................................  $100,000,000
                                                              ============

     The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Series P Notes are subject to the approval of certain legal matters by their counsel and to certain other conditions. Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all of the Series P Notes, if any are taken.

     The Underwriters propose to offer the Series P Notes in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement and in part to certain securities dealers at such price less a concession of .375% of the principal amount of the Series P Notes. The Underwriters may allow, and such dealers may reallow, a concession not to exceed .250% of the principal amount of the Series P Notes to certain brokers and dealers. After the Series P Notes are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriters.

     The Company does not intend to apply for listing of the Series P Notes on a national securities exchange, but has been advised by the Underwriters that they intend to make a market in the Series P Notes but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Series P Notes.

     The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments which the Underwriters may be required to make in respect thereof.

     In order to facilitate the offering of the Series P Notes the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Series P Notes. Specifically, the Underwriters may overallot in connection with the offering, creating a short position in the Series P Notes for their own account. In addition, to cover allotments or to stabilize the price of the Series P Notes, the Underwriters may bid for, and purchase, the Series P Notes in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or dealer for distributing the Series P Notes in the offering, if the syndicate repurchases previously distributed Series P Notes in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Series P Notes above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities, at any time.

     Each of the Underwriters and their respective affiliates have engaged, and may in the future engage, in various investment banking and/or commercial banking transactions with and perform various services for the Company in the ordinary course of business.

$800,000,000
RYDER SYSTEM, INC.
DEBT SECURITIES

Ryder System, Inc. (the "Company") from time to time may offer its debt securities (the "Debt Securities"), in one or more Series, of up to $800,000,000 in aggregate principal amount (or net proceeds in the case of securities issued at an original issue discount), including the equivalent thereof in other currencies, or composite currency units such as the European Currency Unit, in amounts, at prices and on terms to be determined at the time of offering. See "Plan of Distribution."

The Debt Securities, when issued, will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company.

When a particular Series of Debt Securities is offered (the "Offered Debt Securities"), a supplement to this Prospectus will be delivered (the "Prospectus Supplement") together with this Prospectus setting forth the terms of such Offered Debt Securities, including the specific designation, aggregate principal amount, denominations, maturity, interest rate (or method for its calculation) and payment dates, if any, any redemption or repayment terms, the initial public offering price, whether such Offered Debt Securities will be issued, in whole or in part, in registered, bearer or global form (or any two or three of such forms), the names of, and the principal amounts to be purchased by or through underwriters, dealers or agents, if any, and the compensation of such persons, any listing of the Offered Debt Securities on a securities exchange and other terms in connection with the offering and sale of such Offered Debt Securities.

The Company may sell the Debt Securities to or through underwriters and also may sell the Debt Securities directly to other purchasers or through agents or dealers. See "Plan of Distribution."
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

This Prospectus may not be used to consummate sales of Debt Securities unless accompanied by a Prospectus Supplement.

The Date of this Prospectus is September 15, 1998.

     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT OTHER THAN THOSE CONTAINED IN, OR INCORPORATED BY REFERENCE IN, THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY AGENT, UNDERWRITER OR DEALER. THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE DEBT SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THEIR RESPECTIVE DATES.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected, and copies may be obtained at the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, as well as at the following Regional Offices of the Commission: Citicorp Center, 500 Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Seven World Trade Center, Suite 1300, New York, New York 10048. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. Reports, proxy statements and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, where the Company's common stock is listed and at the offices of the following other stock exchanges where the Company's common stock is listed: the Chicago Stock Exchange, Inc., One Financial Place, 440 South LaSalle Street, Chicago, Illinois 60605, and the Pacific Stock Exchange, Inc., 233 South Beaudry Avenue, Los Angeles, California 90012 and 301 Pine Street, San Francisco, California 94104.

     The Prospectus constitutes a part of a Registration Statement filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act of 1933"). This Prospectus omits certain of the information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the Securities. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

     Certain statements and information contained or incorporated by reference herein constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Any such statements and information should be considered in the light of such risks, uncertainties and other factors.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, and Quarterly Reports for the periods ended March 31, 1998 and June 30, 1998, which have been filed by the Company with the Commission pursuant to the Exchange Act, is incorporated by reference in this Prospectus and shall be deemed to be a part hereof.

     All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made by this Prospectus and any accompanying Prospectus Supplement shall be deemed to be incorporated herein by reference and shall be deemed to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being herein referred to as "Incorporated Documents").

     Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of the Registration Statement or this Prospectus to the extent that a statement contained herein or in any other subsequently filed Incorporated Documents or in an accompanying Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, upon the written or oral request of such person, a copy of any or all Incorporated Documents, other than exhibits to such Incorporated Documents unless such exhibits are specifically incorporated by reference into the Incorporated Documents. Requests should be directed to Public Relations Department 4C, Ryder System, Inc., 3600 N.W. 82nd Avenue, Miami, Florida 33166 (Telephone: 305/500-3187).

                               RYDER SYSTEM, INC.

     The Company was incorporated in Florida in 1955. Through its subsidiaries, the Company engages primarily in the logistics and transportation business with focus on: 1) integrated logistics, including dedicated contract carriage, the management of carriers, and inventory deployment; 2) transportation services, including full service leasing, maintenance and short-term rental of trucks, tractors and trailers; and 3) public transit management and operations, fleet management and maintenance services, and student transportation services.

     The principal executive offices of the Company are located at 3600 N.W. 82nd Avenue, Miami, Florida 33166. Its telephone number is 305/500-3187.

                                USE OF PROCEEDS

     Unless otherwise specified in the Prospectus Supplement, the net proceeds available to the Company from the sale of the Offered Debt Securities may be used for general corporate purposes, which might include the repayment of indebtedness, working capital, capital expenditures, acquisitions and the repurchase of shares of the Company's equity securities. Pending use for these purposes, the Company may invest proceeds from the sale of the Offered Debt Securities in short-term marketable securities. The precise amount and timing of sales of any Debt Securities will be dependent on market conditions and the availability and cost of other funds to the Company.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges for the Company and its subsidiaries, whether or not consolidated, for the six-month periods ended June 30, 1998 and 1997, and for each of the years in the five-year period ended December 31, 1997. For purposes of computing the ratio of earnings to fixed charges, fixed charges consist of interest expense plus interest capitalized and that portion (one third) of rental expense considered to be interest. Earnings are computed by adding fixed charges, except interest capitalized, to earnings from continuing operations before income taxes. Prior period ratios have been restated to exclude discontinued operations.

     SIX MONTHS ENDED
         JUNE 30,                                    YEARS ENDED DECEMBER 31,
--------------------------   ------------------------------------------------------------------------
    1998          1997           1997           1996           1995           1994           1993
------------  ------------   ------------   ------------   ------------   ------------   ------------
    1.95          1.92           1.97         0.98(1)          1.79           2.04           2.00

(1) The ratio of earnings to fixed charges for the year ended December 31, 1996, was unfavorably impacted by restructuring and other charges totaling $228 million before taxes, related primarily to staff and facility reductions, a writedown of assets and other costs associated with restructuring initiatives. Further discussion of these charges is included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997. Without such charges, the ratio of earnings to fixed charges for the year ended December 31, 1996 would have been 1.74.

                         DESCRIPTION OF DEBT SECURITIES

     The following description of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which a Prospectus Supplement may relate. The particular terms of the Offered Debt Securities and the extent, if any, to which such general provisions do not apply to the Offered Debt Securities will be described in the Prospectus Supplement relating to such Offered Debt Securities.

     The Offered Debt Securities may be issued from time to time under an Indenture dated as of May 1, 1987 and supplemented as of November 15, 1990 and June 24, 1992 (as supplemented, the "Indenture"), between the Company and The Chase Manhattan Bank (National Association), as Trustee (the "Trustee"). The following are brief summaries of certain provisions of the Indenture and are subject to the detailed provisions of such Indenture, to which reference is hereby made for a complete statement of such provisions. References appearing below are to the Indenture and, wherever particular provisions are referred to, such provisions are incorporated by reference as a part of the statement made, and the statement is qualified in its entirety by such reference. Whenever a capitalized term is referred to and not herein defined, the definition thereof is contained in the Indenture.

GENERAL

     The Debt Securities which may be offered under the Indenture are not limited in amount and may be issued from time to time in one or more Series. (Section 2.01.)

     The Debt Securities may be issued in fully registered form without coupons ("Registered Securities") or in bearer form with or without coupons ("Bearer Securities"). In addition, Debt Securities may be issued in the form of one or more global securities (each a "Global Security"). Registered Securities which are book-entry securities ("Book-Entry Securities") will be issued as registered Global Securities. Bearer Securities may be issued in the form of temporary or definitive Global Securities. Unless otherwise provided in the Prospectus Supplement, the Debt Securities will be only Registered Securities.

     Debt Securities of a single Series may be issued at various times with different maturity dates and different principal repayment provisions, may bear interest at different rates, may be issued at or above par or with an original issue discount, and may otherwise vary, all as provided in the Indenture.

     The Debt Securities will be unsecured and unsubordinated general obligations of the Company and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company.

     Reference is made to the Prospectus Supplement relating to the particular Series of Offered Debt Securities for the following terms of such Debt
Securities: (a) the title of such Debt Securities; (b) any limit upon the aggregate principal amount of such Debt Securities; (c) the initial public offering price; (d) the currency or currency unit of payment; (e) the date or date on which the principal of such Debt Securities is payable; (f) the rate or rates at which such Debt Securities will bear interest or the method for calculating such rate, if any, the date or dates from which such interest will accrue, the dates on which such interest will be payable and the record date for the interest payable on any interest payment date; (g) whether such Debt Securities will be issued as Registered Securities or Bearer Securities or both;
(h) the place where the principal of and interest on such Debt Securities will be payable; (i) the period or periods, if any, within which the price or prices at which and the terms and conditions upon which such Debt Securities may be redeemed by the Company; (j) the obligation, if any, of the Company to redeem or purchase such Debt Securities pursuant to any sinking fund or at the option of a Holder thereof, and the terms and conditions upon which such Debt Securities shall be redeemed or purchased pursuant to such obligation; (k) any provisions for the remarketing of the Debt Securities by and on behalf of the Company; (l) if other than denominations of $1,000 and integral multiples thereof, the denominations in which such Debt Securities shall be issuable; (m) if other than the principal amount thereof, the portion of the principal amount of such Debt Securities which shall be payable upon declaration of acceleration of the maturity thereof; (n) whether the Offered Debt Securities are to be issued in whole or in part in the form of one or more Global Securities and, if so, the identity of the depositary for such Global Security or Securities; (o) whether and under what circumstances the Company will pay additional amounts to any Holder of Offered Debt Securities who is not a United States person in respect of any tax, assessment or other governmental charge required to be withheld or deducted and, if so, whether the Company will have the option to redeem rather than pay any additional amounts;
(p) any additions, deletions or modifications to the covenants, events of default or the ability of the Company to discharge its obligations set forth in the Indenture, that will be applicable with respectto the Offered Debt Securities; or (q) any other terms not inconsistent with the Indenture. (Section 2.02). If any Debt Securities of a particular Series are Bearer Securities, the Prospectus Supplement will describe additional provisions relating to, and any applicable restrictions on, such Bearer Securities, including certain tax consequences.

     A Debt Security will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent. Such signature will be conclusive evidence that the Debt Security has been authenticated under the Indenture. (Section 2.03.)

     The Company will maintain an office or agency where registered Debt Securities may be presented for registration of transfer or exchange ("Registrar") and an office or agency where the Debt Securities and coupons, if any, may be presented for payment ("Paying Agent"). For a discussion of certain restrictions on the registration, transfer and exchange of Global Securities, see "Global Securities". If the Company fails to maintain a Registrar or Paying Agent, the Trustee will act as such. (Sections 2.05 and 4.04.)

CERTAIN DEFINITIONS

     A summary of the definitions of certain terms in the Indenture follows (reference should be made to Article 1 of the Indenture for complete definitions of the following and other terms):

          "Additional Amounts" means any additional amounts which are required by a Debt Security or by or pursuant to a Board Resolution, under circumstances specified therein, to be paid by the Company in respect of certain taxes, assessments or other governmental charges imposed on certain Holders of Debt Securities.

          "After-Acquired Indebtedness" means (a) pre-existing indebtedness assumed by the Company or a Restricted Subsidiary as a result of the acquisition of the assets or stock of an entity other than a Subsidiary of the Company and (b) liens on property existing at the time of acquisition of said property.

          "Indebtedness" means indebtedness other than Subordinated Indebtedness of the Company or its Restricted Subsidiaries for borrowed money or leasing obligations as reflected on the Consolidated balance sheet of the Company and its Restricted Subsidiaries, and indebtedness of other parties guaranteed by the Company or its Restricted Subsidiaries.

          "Leasing Indebtedness" means the capitalized indebtedness of any lease obligations on personal property.

          "Net Tangible Assets" means total assets as reflected on the Consolidated balance sheet of the Company and its Restricted Subsidiaries, after deduction for minority interests, less: (a) goodwill and other intangibles, (b) amounts invested in, advanced to, or equity in Unrestricted Subsidiaries and (c) unamortized debt discount.

          "Original Issue Discount Debt Security" means a Debt Security which provides that an amount less than the principal amount thereof shall become due and payable upon acceleration of the maturity or redemption thereof, or any Debt Security which for United States Federal income tax purposes would be considered an original issue discount debt security.

          "Restricted Subsidiary" means any Subsidiary other than an Unrestricted Subsidiary.

          "Secured Indebtedness" means Indebtedness, other than Intercompany Indebtedness, secured by a lien on any property and any unsecured Indebtedness of any Restricted Subsidiary other than a Foreign Financing Subsidiary.

          "Unrestricted Subsidiary" means (a) any Subsidiary (other than a Foreign Financing Subsidiary) substantially all of the property of which is located or substantially all of the business of which is conducted outside of the United States of America or its possessions, Canada or the United Kingdom and (b) any other Subsidiary (including, if so designated, a Foreign Financing Subsidiary) so designated by the Board of Directors or the Chief Executive Officer of the Company.

CERTAIN COVENANTS OF THE COMPANY

  Limitation on Secured Indebtedness.

     Unless otherwise provided in the Prospectus Supplement, the Company and its Restricted Subsidiaries will not incur any Secured Indebtedness unless Debt Securities then outstanding are equally and ratably secured, with the following exceptions: (a) Secured Indebtedness existing at the date of the Indenture, (b) Indebtedness of a corporation in existence at the time it becomes a Restricted Subsidiary, (c) After-Acquired Indebtedness, (d) Intercompany Indebtedness secured in favor of the Company or any Restricted Subsidiary, (e) Indebtedness deemed Secured Indebtedness by virtue of certain liens or charges not yet due or payable without penalty or which are being contested and for which reserves have been set aside, (f) industrial revenue bond Indebtedness, (g) Real Property Indebtedness, (h) Leasing Indebtedness not to exceed 10% of Consolidated Net Tangible Assets and (i) additional Secured Indebtedness and Leasing Indebtedness not to exceed a total of 15% of Consolidated Net Tangible Assets. (Section 4.06.)

  Limitation on Consolidations and Mergers.

     The Company shall not consolidate with or merge into, or transfer all or substantially all of its assets to, another entity unless such entity is a corporation that assumes all the obligations under the Debt Securities and the Indenture and certain other conditions are met (whereupon all such obligations of the Company shall terminate). (Section 5.01.)

EVENTS OF DEFAULT AND REMEDIES

     Unless otherwise provided in the Prospectus Supplement, the Events of Default with respect to the Debt Securities of any Series are: (a) default for 30 days in the payment of interest thereon, (b) default in the payment of principal thereof, (c) default in performance of any other agreement of the Company with respect thereto which continues for 90 days after written notice, and (d) certain events of bankruptcy, insolvency or reorganization. (Section 6.01.) If an Event of Default is continuing with respect to the Debt Securities of any Series, the Trustee or the Holders of 25% in principal amount of the Debt Securities of that Series, by notice in writing to the Company and the Trustee, may accelerate the principal of such Debt Securities, but the Holders of a majority in principal amount of such Debt Securities may rescind such acceleration if all existing Events of Default have been cured. (Section 6.02.)

     Holders of Debt Securities may not enforce the Indenture except in the case of the failure of the Trustee, for 60 days, to act after notice of an Event of Default and a request to enforce the Indenture by the Holders of 25% in principal amount of the Series of Debt Securities affected thereby and an offer of indemnity satisfactory to the Trustee. (Section 6.06.) This provision will not prevent any Holder of a Debt Security from enforcing payment of the principal of and interest on such Debt Security at the respective due dates thereof. (Section 6.07.) The Holders of a majority in principal amount of the Debt Securities of any series may direct the manner of conducting any proceedings for any remedy or trust power available to the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture, is unduly prejudicial to Holders of other Debt Securities or would involve the Trustee in personal liability. (Section 6.05.)

     Holders of a majority in principal amount of any Series of Debt Securities may waive any Default with respect to that Series except a Default in payment of the principal or interest. (Section 6.04.)

     The Company will furnish an annual Officers' Certificate to the Trustee as to knowledge of any Default under the Indenture. (Section 4.03.)

SATISFACTION AND DISCHARGE

     Unless otherwise provided in the Prospectus Supplement, the Company may terminate certain of its obligations under the Indenture, including its obligation to comply with the covenants described above with respect to the Debt Securities of any Series which does not provide for the payment of any Additional Amounts, on the terms and subject to the conditions contained in the Indenture, by depositing in trust with the Trustee, money or U.S. Government Obligations sufficient to pay principal and interest on such Debt Securities to maturity. Such deposit and termination is conditioned upon the Company's delivery of an opinion of independent tax counsel that the Holders of such Debt Securities will have no Federal income tax consequences as a result of such deposit and termination. Such termination will not relieve the Company of its obligation to pay when due the principal of or interest on the Debt Securities if the Debt Securities are not paid from the money or U.S. Government Obligations held by the Trustee for the payment thereof. (Section 8.01.)

MODIFICATION AND WAIVER

     The Company and the Trustee, with the consent of the Holders of 66 2/3% in principal amount of the Debt Securities affected, may execute supplemental indentures amending the Indenture or such Debt Securities, except that no such amendment may, without the consent of the Holders of the affected Debt Securities, among other things, change the maturity or reduce the principal amount thereof, change the rate or the time of payment of interest thereon, change any obligation of the Company to pay Additional Amounts relating to a particular Debt Security or reduce the amount of principal of an Original Issue Discount Debt Security that would be due and payable upon a declaration of acceleration of the maturity thereof. (Sections 9.02 and 9.03.)

     The Company and the Trustee may also, without the consent of any Holders of Debt Securities, enter into supplemental indentures for the purposes, among other things, of curing ambiguities and inconsistencies and making changes that do not adversely affect the rights of any Holders of Debt Securities. (Section 9.01.)

PAYMENT AND PAYING AGENTS

     Unless otherwise provided in the Prospectus Supplement, payment of principal of, premium, if any, and interest, if any, on Registered Securities will be made in U.S. dollars at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that at the option of the Company payment of any interest may be made by check mailed to the address of the person entitled thereto as such address shall appear in the security register maintained by the Registrar. Unless otherwise provided in the Prospectus Supplement, payment of any installment of interest on Registered Securities will be made to the person in whose name such Registered Security is registered at the close of business on the regular record date for such interest. (Section 4.01.)

     Unless otherwise provided in the Prospectus Supplement, payment of principal of, premium, if any, and interest, if any, on Bearer Securities will be payable in U.S. dollars, subject to any applicable laws and regulations, at the offices of such Paying Agents outside the United States as the Company may designate from time to time and payment of interest on Bearer Securities with coupons appertaining thereto on any Interest Payment Date will be made only against surrender of the coupon relating to such Interest Payment Date. No payment of interest on a Bearer Security will be made unless on the earlier of the date of the first such payment by the Company or the delivery by the Company of the Bearer Security in definitive form, a written certificate in the form required by the Indenture is provided to the Trustee stating that on such date the Bearer Security is not owned by a United States person or, if a beneficial interest in such Bearer Security is owned by a United States person, that such United States person (i) is a foreign branch of a United States financial institution, (ii) acquired and holds the Bearer Security through the foreign branch of a United States financial institution (and, in either case (i) or (ii), such financial institution agrees to comply with the requirements of
Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder) or (iii) is a financial institution purchasing for resale during the restricted period (as defined under "Global Securities -- Bearer Securities") only to non-United States persons outside the United States. As used herein, "United States" means the United States of America (including the states and the District of Columbia), its territories, its possessions and any other areas subject to its jurisdiction. No payment with respect to any Bearer Security will be made at any office or agency of the Company in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States. Notwithstanding the foregoing, payments of principal of, premium, if any, and interest, if any, on Bearer Securities denominated and payable in U.S. dollars will be made at the office of the Company's Paying Agent in The City of New York, if (but only if) payment of the full amount thereof at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions. (Section 4.04.)

     Unless otherwise provided in the Prospectus Supplement, the Corporate Trust Office of the Trustee in The City of New York will be designated as the Company's sole Paying Agent for payments with respect to Offered Debt Securities that are issuable solely as Registered Securities and as the Company's Paying Agent in The City of New York for payments with respect to Offered Debt Securities (subject to the limitations described above in the case of Bearer Securities) that are issuable solely as Bearer Securities or as both Registered Securities and Bearer Securities. Any Paying Agents outside the United States and any other Paying Agents in the United States initially designated by the Company for the Offered Debt Securities will be named in the Prospectus Supplement. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that, if Debt Securities of a Series are issuable solely as Registered Securities, the Company will be required to maintain a Paying Agent in each place of payment for such Series and, if Debt Securities of a Series are issuable as Bearer Securities, the Company will be required to maintain (i) a Paying Agent in The City of New York for payments with respect to any Registered Securities of the Series (and for payments with respect to Bearer Securities of the Series in the circumstances described above, but not otherwise) and (ii) a Paying Agent in a place of payment located outside the United States where Debt Securities of such Series and any coupons appertaining thereto may be presented and surrendered for payment; provided, that if the Debt Securities of such Series are listed on The International Stock Exchange of the United Kingdom and the Republic of Ireland Limited or the Luxembourg Stock Exchange or any other stock exchange located outside the United States and such stock exchange shall so require, the Company will maintain a Paying

Agent in London or Luxembourg or any other required city located outside the United States, as the case may be, for the Debt Securities of such Series. (Section 4.04.)

GLOBAL SECURITIES

     The Debt Securities of a Series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depositary (a "Depositary") identified in the Prospectus Supplement relating to such Series. Global Securities may be issued in either registered or bearer form, and in either temporary or definitive form. Unless and until it is exchanged in whole for Debt Securities in definitive form, a Global Security may not be transferred except as a whole by the U.S. Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor. (Section 2.16.)

     The specific terms of any depositary arrangement with respect to the Offered Debt Securities will be described in the Prospectus Supplement relating thereto. Unless otherwise specified, the Company anticipates that the following provision will apply to all depositary arrangements.

     Unless otherwise specified in the Prospectus Supplement, Registered Securities which are to be represented by a Global Security to be deposited with or on behalf of a Depositary will be represented by a Global Security registered in the name of such Depositary or its nominee. (Section 2.16.) Upon the issuance of a Global Security in registered form, the Depositary for such Global Security will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of institutions that have accounts with such Depositary or its nominee ("participants"). The accounts to be credited shall be designated by the underwriters or selling agents for such Debt Securities, or by the Company if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in such Global Securities will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such Global Securities will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary or its nominee for such Global Security or by participants or persons that hold through participants. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

     So long as the Depositary for a Global Security in registered form, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or Holder of the Debt Securities represented by such Global Security for all purposes under the Indenture governing such Debt Securities. Except as set forth below, owners of beneficial interests in such Global Securities will not be entitled to have Debt Securities of the Series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such Series in definitive form and will not be considered the owners or Holders thereof under the Indenture.

     Payment of principal of, premium, if any, and interest, if any, on Debt Securities registered in the name of or held by a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner or the Holder of the Global Security representing such Debt Securities. None of the Company, the Trustee, any Paying Agent or the Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. (Section 2.15.)

     The Company expects that the Depositary for Debt Securities of a Series, upon receipt of any payment of principal of, premium, if any, or interest, if any, on permanent Global Securities, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Securities as shown on the records of such Depositary. The Company also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

     If a Depositary for Registered Securities is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue individual certificates for the Registered Securities in definitive form in exchange for the Global Security or Securities representing such Registered Securities. In addition, the Company may at any time and in its sole discretion determine not to have any Registered Securities represented by one or more Global Securities and, in such event, will issue individual certificates for the Registered Securities in definitive form in exchange for the Global Security or Securities representing such Registered Securities. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of individual certificates for the Registered Securities of the Series represented by such Global Security equal in principal amount to such beneficial interest and to have such individual certificates registered in the name of the owner of such beneficial interest. (Section 2.16.)

  Bearer Securities.

     If so specified in the Prospectus Supplement, all or any portion of the Debt Securities of a Series that are issuable as Bearer Securities initially will be represented by one or more temporary Global Securities, without interest coupons, to be deposited with a Common Depositary in London for Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euro-clear System ("Euro-clear") and Centrale de Livraison de Valeurs Mobilieres, S.A. ("CEDEL") for credit to the respective accounts of the beneficial owners of such Debt Securities (or to such other accounts as they may direct). On and after the exchange date determined as provided in any such temporary Global Security and described in the Prospectus Supplement, each such temporary Global Security will be exchangeable for definitive Global Securities without interest coupons, as specified in the Prospectus Supplement, upon written certification (as described under "Payment and Paying Agents") of non-United States beneficial ownership. Thereafter, the beneficial owner of a Debt Security represented by a definitive Global Security may at any time upon 30 days notice to the Trustee given through Euro-clear or CEDEL, exchange its interest for definitive Bearer Securities or Bearer Securities with coupons, if any. No Bearer Security delivered in exchange for a portion of a temporary Global Security shall be mailed or otherwise delivered to any location in the United States in connection with such exchange. (Section 2.04.)

     Unless otherwise provided in the Prospectus Supplement, interest in respect of any portion of a temporary Global Security payable in respect of an Interest Payment Date occurring prior to the issuance of definitive Debt Securities will be paid to each of Euro-clear and CEDEL with respect to the portion of the temporary Global Security held for its account upon delivery to the Trustee of a certificate of non-United States beneficial ownership signed by Euro-clear or CEDEL, as the case may be, in the form required by the Indenture and dated no earlier than such Interest Payment Date. (Section 4.01.)

ABSENCE OF CERTAIN COVENANTS

     The Company is not restricted by the Indenture from paying dividends or from incurring, assuming or becoming liable for any type of debt or other obligation or creating liens on its property, except as set forth under "Limitation on Secured Indebtedness." The Indenture does not require the maintenance of any financial ratios or specified levels of net worth or liquidity. The Indenture contains no provisions which afford Holders of the Debt Securities protection in the event of a highly leveraged transaction involving the Company.

TITLE

     Title to any Bearer Securities and any coupons appertaining thereto will pass by delivery. The Company, the Trustee and any agent of the Company or the Trustee may treat the bearer of any Bearer Security and the bearer of any coupon and the registered owner of any Registered Security (including Registered Securities in global registered form) as the absolute owner thereof (whether or not such Debt Security or coupon shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes.

REGARDING THE TRUSTEE

     The Chase Manhattan Bank (National Association) is the Trustee under the Indenture. The Chase Manhattan Bank (National Association) also acts as depositary for funds of, makes loans to, acts as trustee and performs certain other services for, the Company and certain of its subsidiaries and affiliates in the normal course of its business. M. Anthony Burns, Chairman of the Board, President, Chief Executive Officer and a director of the Company and David T. Kearns, a director of the Company, presently also serve as directors of The Chase Manhattan Corporation, the parent company of the Trustee.

NOTICES

     Notices to Holders of registered Debt Securities will be mailed by first class mail to the address on the register kept by the Registrar. Notices to Holders of Bearer Securities will be given by publication at least twice in a daily newspaper in London and, if any of the Bearer Securities are listed on any stock exchange, in such other publication as might be required by such exchange. (Section 10.02.)

                              PLAN OF DISTRIBUTION

GENERAL

     The Company may sell the Debt Securities to or through underwriters and also may sell the Debt Securities directly to other purchasers or through agents or dealers. Only underwriters named in a Prospectus Supplement are deemed to be underwriters in connection with the Debt Securities offered thereby.

     The distribution of the Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed from time to time, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Each Prospectus Supplement will describe the method of distribution of the Offered Debt Securities. The Offered Debt Securities may include previously issued Debt Securities which have been acquired and are being remarketed on behalf of the Company.

     In connection with the sale of the Debt Securities, such underwriters may receive compensation from the Company or from purchasers of the Debt Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of the Debt Securities may be deemed to be underwriters and any discounts or commissions received by them and any profit on the resale of the Debt Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter, dealer or agent will be identified, and any such compensation will be described, in the Prospectus Supplement. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     Under agreements which may be entered into by the Company, underwriters, dealers and agents who participate in the distribution of the Debt Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make in respect thereof.

     Unless otherwise specified in the Prospectus Supplement, each underwriter, dealer and agent participating in the distribution of any Debt Securities which are Bearer Securities will agree that it will not offer, sell or deliver, directly or indirectly, Bearer Securities in the United States or to United States persons (other than offices located outside the United States of certain United States financial institutions) in connection with the original issuance of the Debt Securities.

DELAYED DELIVERY ARRANGEMENTS

     If so indicated in the Prospectus Supplement, the Company will authorize dealers or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Debt Securities from the Company pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. The obligations of any purchaser under any such contract will not be subject to any conditions except that (a) the purchase of the Offered Debt Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject and (b) if the Offered Debt Securities are also being sold to underwriters, the Company shall have sold to such underwriters the Offered Debt Securities not sold for delayed delivery. The dealers and such other persons will not have any responsibility in respect of the validity or performance of such contracts.

                                    EXPERTS

     The financial statements of Ryder System, Inc. as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. To the extent that KPMG Peat Marwick LLP audits and reports on financial statements of Ryder System, Inc. issued at future dates, and consents to the use of their reports thereon, such financial statements also will be incorporated by reference herein in reliance upon their report and said authority.

                                 LEGAL OPINIONS

     Certain legal matters relating to the Debt Securities to be offered hereby will be passed upon for the Company by Serge G. Martin of the Ryder System, Inc. Law Department, Counsel of the Company, and for the underwriters, if any, by Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019. Mr. Martin is a full-time employee of the Company and owns, and holds options to purchase, shares of Common Stock of the Company.

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                                  $100,000,000

                               RYDER SYSTEM, INC.

                         6.60% SERIES P NOTES DUE 2005

                                  [RYDER LOGO]

                                  ------------

                             PROSPECTUS SUPPLEMENT

                                NOVEMBER 9, 1998

                                  ------------

                              SALOMON SMITH BARNEY
                           MORGAN STANLEY DEAN WITTER
                              MERRILL LYNCH & CO.
                               J.P. MORGAN & CO.
                           BLAYLOCK & PARTNERS, L.P.

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